                                                               EXHIBIT 23.8

               [LETTERHEAD OF RESOURCE STRATEGIES INTERNATIONAL]

                        ZINC MARKET CONSULTANT'S CONSENT


We consent to the incorporation in this Registration Statement of Salton Sea Funding Corporation, Salton Sea Brine Processing L.P., Salton Sea Power Generation L.P., Fish Lake Power LLC, Vulcan Power Company, CalEnergy Operating Corporation, Salton Sea Royalty LLC, VPC Geothermal LLC, San Felipe Energy Company, Conejo Energy Company, Niguel Energy Company, Vulcan/BN Geothermal Power Company, Leathers, L.P., Del Ranch L.P., Elmore, L.P., Salton Sea Power L.L.C., CalEnergy Minerals LLC, CE Turbo LLC, CE Salton Sea Inc. and Salton
Sea Minerals Corp. on Form S-4 of our report dated August 14, 1998 of our analysis of the zinc market.

RSI CONSULTING LTD

/s/ Peter J. Searle
-----------------------------------------
By:    Peter J. Searle
Title: General Manager - North America

Exton, Pennsylvania
May 25, 1999